SEPARATION AND RELEASE AGREEMENT


         THIS SEPARATION AND RELEASE AGREEMENT (the "Agreement"), dated March 28, 2001, is made in Orlando, Orange County, Florida between Hughes Supply, Inc., a Florida corporation (the "Company"), and A. Stewart Hall, Jr., a resident of the State of Florida and a Director and executive officer of the Company ("Mr. Hall").


                             BACKGROUND INFORMATION

         A. Effective August 13, 1973, Mr. Hall was employed by the Company and currently serves as the Company's President and Chief Operating Officer, and serves as a member of the Company's Board of Directors. Mr. Hall does not have a written employment agreement with the Company.

         B. On September 30, 1986, the Company and Mr. Hall entered into a Supplemental Executive Retirement Plan Agreement which was amended and restated on August 28, 1996 (the "SERP"), a copy of which is attached as Exhibit "A" hereto.

         C.  On  August  20,  1997,   March  15,  1999,  and  August  18,  1999,
respectively, Mr. Hall was granted 10,000, 6,296, and 10,000 shares of restricted common stock of the Company (the "Restricted Stock") pursuant to Hughes Supply, Inc. 1997 Executive Stock Plan (the "1997 Stock Plan"). The Restricted Stock will not vest prior to Mr. Hall's termination of employment hereunder.

         D. Mr. Hall has been granted both incentive stock options ("ISO's") and non-qualified stock options ("NQSO's") pursuant to the 1988 Stock Option Plan, the 1997 Stock Plan and grant agreements executed by the Company and Mr. Hall. The grant date, expiration date, number of options, and exercise price of such options are as follows:

                 Grant             Expiration       Number of        Exercise
                  Date                Date           Options           Price
                 -----             ----------       ---------        --------

            05/28/91                Ten Years         38,874         $  8.417
            03/12/96                Ten Years         22,500          $18.667
            11/21/97                Ten Years          2,900          $34.000
            11/21/97                Ten Years         25,000          $34.000
            05/16/00                Ten Years          5,000          $18.750
            5/16/00                 en Years          17,500          $18.750

         E. Mr. Hall and the Company have previously entered into The Hughes Supply, Inc. Management Insurance Plan Agreement (the "Management Insurance Plan") in order to assist Mr. Hall in purchasing a permanent, cash value life insurance policy on the life of Mr. Hall.

         F. Mr. Hall desires to resign from the employment of the Company on the terms and conditions set forth below, and the Company desires to accept such resignation effective immediately, and to grant the additional consideration set forth below.

         G. Both the Company and Mr. Hall (collectively, the "Parties", individually, a "Party") have agreed to release each other from claims that arose prior to the execution of this Agreement.

                                    AGREEMENT

         The Parties acknowledge the accuracy of the foregoing Background Information and agree as follows:

         1. Salary Continuation. The Company shall continue to pay Mr. Hall his regular base salary through and including January 31, 2003 (the "Salary Continuation Date"). Such compensation shall be subject to federal income tax and FICA withholding, but Mr. Hall shall not be eligible for any other benefits that normally are available to employees of the Company, except as otherwise provided herein. In the event of his death, such compensation shall continue to be payable to Mr. Hall's estate. As of the date of this Agreement Mr. Hall shall resign (i) as President and Chief Operating Officer of the Company, (ii) as a member of the Company's Board of Directors, (iii) as an officer or director of any affiliate or subsidiary of the Company, and (iv) from any trade association of which Mr. Hall is a member, officer or director and is in any way associated with the Company or any business conducted by the Company (including, without limitation, supplyforce.com). Following such resignation Mr. Hall shall no longer have the authority or duties associated with such positions.

         2. Supplemental Executive Retirement Pay. In accordance with the formula set forth in Section 1 of the SERP, the Parties agree that Mr. Hall's SERP payment shall be $95,550 a year for 15 years, payable in equal monthly installments of $7,962.50, commencing February 1, 2003 (the "SERP Payments"). Such payments shall be subject to the terms and conditions of the SERP, including without limitation, Section 1(b) providing for a continuation of payments after the death of Mr. Hall and the termination of such SERP payments in the event of a breach of the "non-competition" provisions of Section 3 thereof.

         In consideration of the additional benefits payable or distributable to Mr. Hall set forth in this Agreement, Mr. Hall agrees that payment of the SERP benefits also will be subject to his compliance with the Non-competition and Confidentiality provisions set forth in Sections 9 and 10 below.

         3. Health Insurance. From the date hereof through the Salary Continuation Date Mr. Hall and his spouse shall continue to be covered under the Company's group health plan (the "Health Plan") as an employee, the premiums of which shall be deducted from the amounts he is to receive under Section 1 of this Agreement. Effective February 1, 2003, Mr. Hall and his spouse shall be covered under the Health Plan as a "retiree" and his spouse ("Retiree Status"), at no cost to Mr. Hall or his spouse (other than any federal income tax cost associated with such coverage) until Mr. Hall's attainment of age 65; provided, however, that the Health Plan shall make no more than $250,000 in Retiree Status payments to or on behalf of Mr. Hall, and $100,000 in "Retiree Status" payments to or on behalf of his spouse, under the terms of the Health Plan. Upon the termination of the foregoing Retiree Status health coverage, the Company shall issue a COBRA health care continuation notice to Mr. Hall and his spouse, and they then shall have the right to elect COBRA health care continuation coverage, at their own cost, in accordance with the terms of the Health Plan and applicable federal law (i.e., COBRA). Notwithstanding anything to the contrary contained herein, and unless otherwise required by law, all health benefits available to Mr. Hall and his spouse under the Health Plan (or any other agreement with the Company) shall cease upon Mr. Hall becoming employed with a subsequent employer.

         4. Company Automobile. Upon the revocation date enumerated at the end of this Agreement (the "Revocation Date"), the Company shall transfer to Mr. Hall as additional compensation, title to his Company vehicle, which is a 2001 Ford Expedition. Such transfer shall be included in Mr. Hall's compensation in accordance with the Internal Revenue Code and applicable Treasury Regulations.

         5. Management Insurance Plan. On the Revocation Date, the Company shall deliver to Mr. Hall the General American Life Insurance Company policy that is the subject matter of the Management Insurance Plan (the "Policy"). Notwithstanding Sections 3 and 4 of the Management Insurance Plan, the Company shall continue to pay the annual premium on the Policy until the earlier of (i) the date Mr. Hall elects to terminate the Policy, (ii) the death of Mr. Hall, or
(iii) the payment of fifteen (15) years of premium payment (including those payments made prior to the termination of Mr. Hall's employment with the Company). Consistent with Section 3 of the Management Insurance Plan, Mr. Hall shall continue to be responsible for the payment of the lesser of (a) the current, published term insurance rate of the insurer, or (b) the "P.S. 58" rate (both expressed as a rate per $1,000 of coverage), multiplied by 50. Such amount shall be withheld from any SERP Payment due Mr. Hall.

         6. Restricted Stock. The Parties acknowledge that Mr. Hall has been awarded 10,000, 6,296, and 10,000 shares of Restricted Stock, on August 20, 1997, March 15, 1999, and August 18, 1999, respectively, pursuant to Section 8 of the 1997 Stock Plan. In accordance with Mr. Hall's resignation as descried in
Section 1 of this Agreement, and accordance with the grant agreements executed in accordance with the grant agreements delivered to Mr. Hall under the 1997 Stock Plan, effective on the Revocation Date such Restricted Stock shall be cancelled and returned to the authorized but unissued capital stock of the Company.

         7. Stock Options. The Parties agree that Item D of the Background Information above accurately reflects all ISO's and NQSO's that have been granted to Mr. Hall. Notwithstanding the vesting schedules set forth in the grant agreements for such ISO's and NQSO's, effective as of the Revocation Date, Mr. Hall shall be 100% vested in all such unexercised ISO's and NQSO's. Except with respect to the vesting for such options, all other terms and conditions of such options shall remain in effect, including, without limitation, the exercise prices, terms of the options, and the date(s) by which the options must be exercised or be forfeited. Mr. Hall shall be solely responsible for any income taxes, alternative minimum taxes, FICA or other federal, state or local taxes that may result from the exercise of such ISO's and/or NQSO's.

         8. Loan of Money. The Company shall lend to Mr. Hall the principal sum of $978,000 pursuant to a promissory note attached hereto as Exhibit "B" (the "Note"). With respect to the amounts represented by the Note, of such amounts $100,000 will be attributed as additional consideration for the Non-Competition provisions of Section 9 of this Agreement. Provided Mr. Hall does not violate the terms of the SERP and Sections 9 and 10 below, one-third of the principal amount, plus all accrued interest on the Note, shall be forgiven on February 1, 2003, February 1, 2004 and February 1, 2005. The Company shall issue such form(s) in connection with such forgiveness as may be required by the Internal Revenue Service. Mr. Hall shall be solely responsible for any income, excise and social security taxes associated with such forgiveness, and shall indemnify and hold the company harmless from any costs, penalties, damages, taxes, payroll taxes, interest, losses and/or attorney's fees which the Company may incur in connection with such forgiveness. The Company may offset such costs, penalties, damages, taxes, payroll taxes, interest, losses and/or attorney's fees against future SERP payments made pursuant to Section 2 above.

         9. Non-Competition. In consideration of Company's agreement to provide to Mr. Hall the benefits as outlined in this Agreement:

         (a) For a period of two (2) years following the Revocation Date (the "Noncompetition Period"), Mr. Hall specifically agrees that Mr. Hall shall not, either directly or indirectly, as a stockholder of any corporation or partner of any partnership or as an owner, investor, principal, officer, director or agent, or in any other manner, engage in any business (including any trade association which relates to any business of the Company), within the continental United States (the "Geographic Area"), which competes in any manner with any business conducted by Company immediately prior to the Revocation Date.

         (b) Mr. Hall agrees not to directly or indirectly solicit any of the Company's employees to work for Mr. Hall or for any business which is competitive with any business conducted by the Company prior to the Revocation Date, within the Geographic Area and during the Noncompetition Period.

         (c) Mr. Hall specifically acknowledges that he has had access to Confidential Information (as hereinafter defined), including without limitation, prospective and existing customers or customer lists of the Company, including the most sensitive and confidential information concerning the operations of the Company. Mr. Hall covenants and agrees that during the Noncompetition Period and within the Geographic Area, except as otherwise approved in writing by the Company, Mr. Hall shall not, directly or indirectly, for himself, or through, on behalf of, or in conjunction with any person, persons, partnership, association, corporation, or entity, divert or attempt to divert or solicit any prospective or existing customer of Company to any competitor by direct or indirect inducement or otherwise, and shall not disclose any Confidential Information to any third party.

         (d) The periods of time during which Mr. Hall is prohibited from engaging in such business practices pursuant to Subsections 9(a), 9(b) and 9(c) shall be extended by any length of time during which Mr. Hall is in breach of any of such covenants.

         (e) The restrictive covenants contained within this Section 9 are essential elements of this Agreement, and that, but for the agreement of Mr. Hall to comply with such covenants, the Company would not have entered into this Agreement.

         (f) If any portion of the covenants set forth in this Section 9 are held by a court of competent jurisdiction to be unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible both as to time and geographical area. The Company and Mr. Hall agree that, if any court of competent jurisdiction determines that the Noncompetition Period or the Geographic Area applicable to this Agreement is unreasonable, arbitrary and/or against public policy, then a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against Mr. Hall.

         (g) Mr.  Hall does  hereby  represent  and  warrant to the  Company and
Hughes:

             (i) Mr. Hall has had access to and has become knowledgeable concerning, the trade secrets of Company;

             (ii) That this Section 9 is being executed by Mr. Hall to protect the legitimate business interests of Company, including, without limitation the trade secrets, valuable confidential information that otherwise does not qualify as trade secrets, and the substantial relationships that the Company has with existing or prospective customers;

             (iii) That the Noncompetition Period and the Geographic Area is appropriate and reasonable in all respects in light of the nature of the business of the Company and the legitimate need of the Company to protect its customer bases and branch locations; and

             (iv) That the execution and delivery of this Agreement, the performance by Mr. Hall of the covenants and agreements contained herein, and the enforcement by Company of the provisions contained herein, will cause no undue hardship on Mr. Hall.

         (h) The Company and Mr. Hall agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company.

         10. Confidentiality. In addition to such other obligations which Mr. Hall may have to the Company prior to the date of this Agreement, Mr. Hall agrees that for the period beginning with the Revocation Date and continuing until December 31, 2016 (which is the period the Company is obligated to make SERP Payments pursuant to Section 2 above), he will not, directly or indirectly use for his own benefit, or disclose to or use for the benefit of any other person or entity, any Confidential Information of the Company.

         For purposes of this Agreement, "Confidential Information" shall include, without limitation, confidential or proprietary information of customers of the Company, vendor information (including without limitation, any rebate programs) and the Company's proprietary information, marketing techniques, methods and/or costs of manufacturing, vendor lists, customer lists, administrative procedures, financial information, computer programs, personnel information, business plans (strategic or otherwise) and other similar business information. In the event any such Confidential Information is in tangible form and in the possession of Mr. Hall at his termination of employment, he agrees to immediately return such Confidential Information to the Company.

         In the event of a breach of the foregoing confidentiality provision, in addition to the remedies provided in the SERP, the Company no longer shall be obligated to make any payment or provide any benefit provided herein, any unexercised ISO's and NQSO's shall be forfeited, and no further loan amounts shall be forgiven pursuant to Section 8 above (and the Company may demand the immediate repayment of any amounts outstanding under the Note).

         11. Remedies.

         (a) Mr. Hall acknowledges that any violation of Sections 9 or 10 of this Agreement will result in irreparable injury to the Company for which there is no adequate remedy at law. Accordingly, if Mr. Hall commits a breach, or threatens to commit a breach of any of the provisions of this Agreement (including Sections 9 or 10 of this Agreement), the Company shall be entitled to all available legal and equitable remedies, including without limitation, temporary and permanent injunctive relief and to the extent permitted by law, the Company shall not be required to post a surety bond in connection therewith. The Company also shall be entitled to money damages for any loss suffered or to be suffered as a consequence of Mr. Hall's breach of this Agreement.

         (b) The Company and Mr. Hall further agree that in the event Mr. Hall violates the provisions contained in Sections 9 or 10 of this Agreement, and the Company brings an action against Mr. Hall to enforce such provisions, payment of any compensation or other sums hereunder and the providing of all benefits, may be suspended, without penalty to the Company, pending the outcome of such litigation. If a court of competent jurisdiction determines that Mr. Hall has breached the provisions of Section 9 or 10 of this Agreement, Mr. Hall's right to such then unpaid portion of any compensation due him hereunder shall cease. However, if a court of competent jurisdiction determines that Mr. Hall has not breached the provisions of either Section 9 or 10 of this Agreement, Mr. Hall shall receive any unpaid portion of such consideration and such other benefits and payments as Mr. Hall shall have otherwise been entitled.

         12. Release of All Claims.

         (a) Mr. Hall (on his own behalf and on behalf of his heirs, personal representatives, and any other person who may be entitled to make a claim on his behalf or through him) hereby releases the Company, its employees, officers, directors, agents, representatives and shareholders from all claims which are related to his employment with the Company or the separation of that employment, including without limitation those arising under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (42 U.S.C. ss.ss.200e-200e-17), the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974 (29 U.S.C. ss.ss.1161-1168), the Consolidated Omnibus Budget Reconciliation Act of 1985, the Florida Civil Rights Act (chapter 760, Fla. Stat.) and any other federal, state or local statute, rule or regulation dealing with employment or discrimination on any basis, including without limitation that of age, sex, race, national origin, religion, marital status or disability. Mr. Hall agrees that this release includes claims or lawsuits based on theories of contract (oral, written or implied), tort (including negligence), statute, regulation, law, ordinance or rule (federal, state or local) or any other common law or equitable basis of action, whether based on common law or otherwise, which relate to his employment with the Company or separation of employment from the Company. Mr. Hall further agrees that this release covers and includes all acts and omissions of the Company and its directors, officers, employees, principals, shareholders, agents, and representatives from all actions or omissions mentioned above in this Section.

         (b) The Company releases Mr. Hall from all claims relating to acts or omissions of Mr. Hall while employed by the Company as an officer or Director of the Company provided such acts were not illegal and were in the best interests of the Company, were in accordance with Company policy and were actions which otherwise would have afforded him the protection of the business judgment rule.

         (c) Mr. Hall represents that he does not presently have on file, and has not made in any forum, any complaints, charges, or claims (whether civil, administrative, or criminal) against the Company. Mr. Hall agrees that if, after signing this Agreement, he thereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the claims released hereunder, or asserts in any manner against the Company any of the claims released hereunder, Mr. Hall shall pay to the Company or the employee, officer, director, agent, representative, or shareholder, or their successor in interest, in addition to any other damages caused by him, all attorneys' fees incurred by any of them in defending or in otherwise responding to such suit or claim.

         13. After-Discovered Claims. The Parties acknowledge that they are aware that they may hereafter discover claims now unknown or unsuspected, or facts in addition to, or different from, those that they now believe or know to be true, with respect to the matters released herein. Nevertheless, it is the intention of the Parties, through this Agreement, to fully, finally, and forever settle and generally release all such matters and claims as are described in
Section 12 above. In furtherance of such intention, the general release herein shall be and remain in effect as a full and complete release of all claims described in Section 12 above notwithstanding the discovery or existence of any additional claims or facts.

         14. Review Period. Mr. Hall understands and agrees that this Agreement specifically refers to rights or claims that he may have under the Age Discrimination in Employment Act of 1967, as amended, and that Mr. Hall is not waiving any rights or claims that arise after the Revocation Date. Mr. Hall further acknowledges that he has received additional money for signing this Agreement, in addition to anything of value to which he is already entitled and that he has been given at least 21 days within which to consider this Agreement. He also understands that he may voluntarily accept this Agreement at any time during the 21-day period. Mr. Hall also acknowledges that he has been advised to discuss this termination and release with an attorney of his own choice prior to signing the Agreement.

         Mr. Hall further understands and agrees that for a period of at least seven (7) days following his signing of this Agreement, that he may revoke and cancel this Agreement, and the Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired. If Mr. Hall should chose to revoke and cancel this Agreement, he must do so in writing and the revocation and cancellation must be received in hand by the Company within the seven (7) day revocation period. By signing this Agreement, Mr. Hall fully understands, recognizes and agrees that he is knowingly and voluntarily waiving any rights he has under the Age Discrimination in Employment Act of 1967, as amended.

         15. Voluntary Acceptance. Having read and understood Section 14 above, Mr. Hall hereby voluntarily accepts this Agreement, subject only to the above described seven (7) day right of revocation.

         16. All Other Agreements Void. Except for the terms of the SERP, Management Insurance Agreement, 1997 Stock Plan, and all ISO and NQSO grant agreements, as modified by this Agreement, seven (7) days after the execution of the Agreement, all agreements, written or oral, between the Parties, shall be void, and all terms thereof shall be void and unenforceable. The rights and remedies of the Parties shall be limited to those provided herein. This Agreement supersedes any prior agreements of the Parties.

         17. Assignability and Parties in Interest. The Company may assign any of its rights or delegate any of its obligations hereunder to a purchaser of the business of the Company or wholly owned subsidiary of the Company without the prior written consent of Mr. Hall. In all other instances, no party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party. This Agreement binds, inures to the benefit of and is enforceable by the respective successors and permitted assigns of the parties and it does not confer any rights on any other persons or entities.

         18. Applicable Laws and Venue. This Agreement shall be governed exclusively by the laws of the United States and the State of Florida. Venue shall be exclusively in the state or federal trial courts located in Orange County, Florida.

         19. Attorneys Fees. In the event any party hereto institutes litigation to enforce its rights or remedies under this Agreement, the party prevailing in such litigation shall be entitled to receive an award from the non-prevailing party of the prevailing party's reasonable attorneys' fees and costs incurred in connection with such litigation. The foregoing shall include reasonable attorneys' fees and costs (including paralegals' fees) incurred at trial, on any appeal and in any proceeding in bankruptcy.

         20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute but one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                           COMPANY:

                                           Hughes Supply, Inc.


Attest:                                    By:
       -------------------------------         ---------------------------------
       Benjamin P. Butterfield, Secretary      David H. Hughes, Chairman and CEO


Witness:                                   MR. HALL:


--------------------------------------     ------------------------------------
Benjamin P. Butterfield                    A. Stewart Hall, Jr.


                        Revocation Date is April 4, 2001.